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                                                                   Exhibit 23.1


                          Independent Auditors' Consent


The Board of Directors
ACT Manufacturing (Thailand) Public Company Limited:


We consent to the incorporation by reference in the registration statements (No. 333-90723, No. 333-90887 and No. 333-84488) on Form S-3 and registration statements (No. 33-61660, No. 333-26805, No. 333-28997, No. 333-54186, No.
333-66889 and No. 333-76207) on Form S-8 of Benchmark Electronics, Inc. of our report dated September 10, 2002, with respect to the consolidated balance sheet of ACT Manufacturing (Thailand) Public Company Limited as of November 24, 2001, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for the year then ended, which report appears in the Form 8-K/A of Benchmark Electronics, Inc. dated October 11, 2002.

KPMG Audit (Thailand) Limited
October 9, 2002